Exhibit 99.2

             Homestore Class Action Settlement Finalized;
          Appeal of Previously Approved Settlement Dismissed

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--March 7, 2005--Homestore, Inc. (NASDAQ:HOMS) today announced that the settlement of the class action lawsuit filed against the company in December 2001 has been finalized. The sole remaining objector to the settlement between Homestore and the California State Teachers' Retirement System ("CalSTRS") has dismissed his appeal, with prejudice. This concludes the appeals process, which began after Homestore received final trial court approval of the shareholder class action settlement agreement in March 2004.
    Homestore has been informed that distribution of settlement proceeds to eligible members of the class should commence within 30 to 60 days. Under the settlement agreement, Homestore previously placed $13 million in cash and 20 million new shares of Homestore common stock in an escrow account on behalf of members of the class. The shares to be distributed have been reflected in shares outstanding since the second quarter of 2004. As part of the settlement, Homestore also agreed to adopt certain corporate governance provisions designed to enhance shareholder interests.
    Additional information can be found at the "Homestore.com, Inc. Class Action Settlement Information Web Site" at www.homestoresettlement.com.

    About Homestore, Inc.

    Homestore, Inc. (NASDAQ:HOMS) is the leading provider of real estate media and technology solutions. The Company operates the No. 1 network of home and real estate Web sites including flagship site REALTOR.com(R), the official Web site of the National Association of REALTORS(R), and HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders. Homestore also operates RENTNET(R), an apartments, corporate housing and self-storage resource, SeniorHousingNet(TM), a resource for senior housing and care, and FactoryBuiltHousing.com, the official Web site of the Manufactured Housing Institute, as well as Homestore.com(R), a home information resource. Homestore's print businesses are Homestore(R) Plans and Publications and Welcome Wagon(R). Homestore's professional software division includes TOP PRODUCER(R) Systems, a leading provider of provider of real estate sales productivity applications. For more information: http://ir.homestore.com.

    CONTACT: Homestore, Inc.
             Erin Campbell, 805-557-2303
             erin.campbell@homestore.com
             Mollie O'Brien, 805-557-2303 (Investor Relations) mollie.obrien@homestore.com